Filed Pursuant to Rule 433 Registration No. 333-189050 Registration No. 333-189050-01 May 4, 2015

The information in this pricing supplement supplements the preliminary prospectus supplement, dated May 4, 2015 (the “Preliminary Prospectus Supplement”) and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.

$750,000,000 1.650% Senior Notes due 2018 $875,000,000 3.700% Senior Notes due 2026 $875,000,000 4.900% Senior Notes due 2046

Issuer:	Enterprise Products Operating LLC

Guarantee:	Unconditionally guaranteed by Enterprise Products Partners L.P.

Ratings:*	Baa1 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Rating Services

Trade Date:	May 4, 2015

Expected Settlement Date:	May 7, 2015 (T+3)

Note Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Principal Amount:	$750,000,000 for the 2018 Notes $875,000,000 for the 2026 Notes $875,000,000 for the 2046 Notes

Maturity Date:	May 7, 2018 for the 2018 Notes February 15, 2026 for the 2026 Notes May 15, 2046 for the 2046 Notes

Coupon:	1.650% for the 2018 Notes 3.700% for the 2026 Notes 4.900% for the 2046 Notes

Interest Payment Dates:

May 7 and November 7, commencing November 7, 2015 for the 2018 Notes

February 15 and August 15, commencing August 15, 2015 for the 2026 Notes

May 15 and November 15, commencing November 15, 2015 for the 2046 Notes

Price to Public:	99.881% for the 2018 Notes 99.635% for the 2026 Notes 99.635% for the 2046 Notes

Net Proceeds (before expenses):	$2,476,751,250

Benchmark Treasury:	0.75% due April 15, 2018 for the 2018 Notes 2.00% due February 15, 2025 for the 2026 Notes 3.00% due November 15, 2044 for the 2046 Notes

Benchmark Treasury Yield:	0.941% for the 2018 Notes 2.142% for the 2026 Notes 2.873% for the 2046 Notes

Spread to Benchmark Treasury:	+75 bps for the 2018 Notes +160 bps for the 2026 Notes +205 bps for the 2046 Notes

Yield to Maturity:	1.691% for the 2018 Notes 3.742% for the 2026 Notes 4.923% for the 2046 Notes

Make-Whole Call:	T+15 bps on the 2018 Notes T+25 bps on the 2026 Notes T+35 bps on the 2046 Notes

Call at Par:	On or after November 15, 2025 on the 2026 Notes On or after November 15, 2045 on the 2046 Notes

CUSIP/ISIN:	29379V BG7 / US29379VBG77 on the 2018 Notes 29379V BH5 / US29379VBH50 on the 2026 Notes 29379V BJ1 / US29379VBJ17 on the 2046 Notes

Joint Book-Running Managers:

Wells Fargo Securities, LLC

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

BBVA Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

DNB Markets, Inc.

Morgan Stanley & Co. LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

UBS Securities LLC

Deutsche Bank Securities Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC at 1 (800) 645-3751, Barclays Capital Inc. at 1 (888) 603-5847, Mitsubishi UFJ Securities (USA), Inc. at 1 (877) 649-6848 and RBC Capital Markets, LLC at 1 (866) 375-6829.